Exhibit 99.1

Contacts:

Caraco Pharmaceutical –  Jitendra Doshi - P: (313) 871-8400
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the Second Quarter and First Six Months of Fiscal Year 2010

DETROIT, October 27, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) generated net sales of $78.4 million and $126.4 million for the second quarter and first six months of Fiscal 2010, respectively, compared to $122.2 million and $230.5 million, respectively, during the corresponding periods of Fiscal 2009. Sales of distributed products were significantly lower for the second quarter and first six months of Fiscal 2010, in comparison to the corresponding periods of Fiscal 2009 primarily as a result of significantly higher sales of Paragraph IV products during both periods of Fiscal 2009. Sales of distributed products were also lower due to price erosion for the products sold. The Company continues to remain competitive on products sold and marketed during the first six months of Fiscal 2010. However, during the second quarter and first six months, sales of Caraco-owned products (those products for which Caraco owns the ANDAs) were adversely affected by the actions of the FDA as discussed below and the cessation of manufacturing and in part due to the negative impact of voluntary recalls. Caraco earned a net pre-tax income of $10.6 million during the second quarter and incurred a net pre-tax loss of $3.9 million during the first six months of Fiscal 2010, as compared to earning net pre-tax income of $12.3 million and $26.9 million, respectively, during the corresponding periods of Fiscal 2009. Net pre-tax income in both periods of the current fiscal year was lower as the Company has created a reserve in the amount of $7.5 million and $15.9 million, respectively, during the second quarter and first six months of Fiscal 2010 relating to the inventory seized by the FDA. Pre-tax income was positively affected by non-recurring income of $20.0 million as part of an asset purchase agreement arising out of a settlement agreement entered into by the Company during the current period that is not expected to recur in future periods.

The Company voluntarily entered into a Consent Decree with the FDA on September 29, 2009.  As stipulated in the Consent Decree, the Company will attempt to have some of the seized inventory released.  As previously disclosed, the estimated value of this inventory of drug products manufactured in Caraco’s Michigan facilities including ingredients and in-process materials was $24.0 million, as of September 30, 2009.  Products sold and distributed by Caraco that are manufactured by third parties and outside of these facilities are not impacted and the Company continues distribution and marketing of these products. The Company believes that, except for the raw materials which were opened solely for the purpose of sampling, the estimated value of which is $8.1 million, all other such inventory would be difficult to recondition. Accordingly, a reserve in the amount of $15.9 million has been created as of September 30, 2009 for this remaining inventory. As a result of the FDA action, Caraco has voluntarily ceased manufacturing operations and instituted, in two phases, indefinite layoffs of approximately 430 employees.  The Consent Decree provides a series of measures that, when satisfied, will permit the Company to resume manufacturing and distribution of those products that are manufactured in its Michigan facilities. The Company has engaged a consulting firm which is comprised of cGMP experts, in accordance with the Consent Decree, and has submitted a work plan to the FDA for remedial actions leading to resumption of its manufacturing operations.

Caraco incurred a gross loss of $4.1 million and $7.7 million, respectively, during the second quarter and first six months of Fiscal 2010, as compared to gross profit of $22.0 million and $45.6 million, respectively, during the corresponding periods of Fiscal 2009. The gross loss in the second quarter and first six months of Fiscal 2010 were, in large part, due to a reserve of $7.5 million and $15.9 million provided on the inventory seized by the FDA during the respective periods. The gross profit has also decreased due to negligible sales in second quarter of Caraco-owned products and lower sales of both distributed as well as Caraco-owned products in the first six months of Fiscal 2010.

Selling, general and administrative (“SG&A”) expenses during the second quarter and first six months of Fiscal 2010 were $6.8 million and $10.5 million, respectively, as compared to $4.2 million and $8.1 million, respectively, during the corresponding periods of Fiscal 2009, representing increases of 60% and 30%, respectively. SG&A expenses, as a percentage of net sales increased to 8% for the first six months of Fiscal 2010, as compared to 3% for the corresponding period of Fiscal 2009. The higher percentage of SG&A is partly due to the lower sales in the current period versus the corresponding period last year. Also during the second quarter of Fiscal 2010, the Company recorded additional expenses related to a) severance paid to its former CEO, b) legal and professional consultation fees related to FDA issues and c) payments made to its customers in lieu of contractual unfulfilled product supply obligations.

Total R&D expenses for the second quarter and first six months of Fiscal 2010 were $(1.5) million and $5.6 million, respectively, as compared to $5.6 million and $11.1 million, respectively, during the corresponding periods of Fiscal 2009. The R&D expenses during the second quarter of Fiscal 2010 were lower compared to those during the corresponding period of Fiscal 2009 as Caraco was reimbursed a certain amount relating to product litigation costs as part of a settlement agreement, as previously disclosed. Also, the R&D costs were lower due to non-incurrence of any major expenses in the second quarter relating to bio-equivalency studies and material costs for development.

Caraco has filed two Abbreviated New Drug Applications (“ANDAs”) relating to two products with the FDA during the first six months of Fiscal 2010. Caraco has not received FDA approval for any ANDAs during the first six months of Fiscal 2010 and does not expect to receive any approvals for products out of the Detroit facility until the Company resolves the FDA’s concerns.  The total number of ANDAs pending approval by the FDA as of September 30, 2009 was 31 (including four tentative approvals) relating to 27 products.

The FDA’s action and the Company’s voluntary actions have had, and are expected to continue to have, a material adverse effect on operations and operating results.  At September 30, 2009, the Company had $73 million in cash and $10 million in short-term investments, including the proceeds from a loan of $17.2 million, currently classified as a short term liability. The Company believes that its cash flow from operations and cash balances will continue to support its ongoing business requirements, however, because, among other things, of the uncertainty of future costs of FDA compliance and associated costs, there can be no assurance. Caraco believes that it will emerge a stronger company on a long-term basis. In the last two years the Company has added considerable amount of infrastructure in its quality control laboratories. The Company’s current focus remains on manufacturing and quality assurance. In the near term, Caraco will utilize part of its R&D team to help with technical validations and compliance initiatives. The Company’s R&D expense will decline as a result.  The Company anticipates gaining back its momentum on filings of new ANDAs internally once the compliance initiatives and technical needs are satisfied. Any third party development in process will continue.

This press release should be read in conjunction with our quarterly report on Form 10-Q which will provide more detailed information on the results of the second quarter and first six months of Fiscal 2010.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, material litigation from product recalls, the purported class action lawsuits alleging federal securities laws violations, delays in returning the Company’s products to market, including loss of market share, increased reserves against the FDA-seized inventory, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF INCOME

	Six Months ended September 30,		Quarter ended September 30,
	2009	2008	2009	2008
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Net sales	$126,445,911	$230,465,165	$78,375,895	$122,188,425
Cost of goods sold	118,243,578	184,879,891	75,010,528	100,186,562

Gross profit before reserve for inventory seized by FDA	8,202,333	45,585,274	3,365,367	22,001,863

Reserve for inventory seized by FDA	15,950,188	-	7,503,654	-

Gross (loss) profit	(7,747,855)	45,585,274	(4,138,287)	22,001,863

Selling, general and administrative expenses	10,452,575	8,055,246	6,793,364	4,237,244
Research and development costs - other	5,592,951	11,065,940	(1,492,184)	5,581,711

Operating (loss) income prior to non-recurring income	(23,793,381)	26,464,088	(9,439,467)	12,182,908

Non-recurring income	20,000,000	-	20,000,000	-

Operating (loss) income	(3,793,381)	26,464,088	10,560,533	12,182,908

Other (expense) income
Interest expense	(258,085)	-	(127,135)	-
Interest income	264,660	420,259	160,204	142,486
Loss on sale of equipment	(114,272)	-	-	-
Other income	46,309	-	11	-
Other (expense) income - net	(61,388)	420,259	33,080	142,486

(Loss) income before income taxes	(3,854,769)	26,884,347	10,593,613	12,325,394
Income tax (benefit) expense	(1,100,256)	9,020,309	3,925,076	3,901,421

Net (loss) income	$(2,754,513)	$17,864,038	$6,668,537	$8,423,973

Net (loss) income per common share
Basic	(0.07)	0.54	0.17	0.25
Diluted	(0.07)	0.44	0.16	0.21

Weighted number of shares
Basic	38,138,937	33,035,602	38,723,585	33,389,920
Diluted	38,138,937	40,565,004	40,468,406	40,593,328